    EXHIBIT 10.24
FIFTH LEASE MODIFICATION AGREEMENT

THIS FIFTH LEASE MODIFICATION AGREEMENT (this "Fifth Lease Modification Agreement ") is dated as of the 29th day of January 2021 (the "Effective Date"), by and between Hancock S-REIT SECA LLC, a Delaware limited liability company (“Landlord”), as landlord, having an address c/o John Hancock Life Insurance Company (U.S.A.), 10 Exchange Place, Jersey City, New Jersey 07302, and The Children’s Place Services Company, LLC, a New York limited liability company ("Tenant"), as tenant, having an address at 500 Plaza Drive, Secaucus, New Jersey 07094.

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor-in-interest, 500 PLAZA DRIVE CORP. (“Landlord’s Predecessor”), as landlord, and Tenant, as tenant, entered into that certain Lease dated March 12, 2009 (the “Original Lease”), amended and supplemented by (i) Letter Agreement among Landlord, Tenant and The Children’s Place Retail Stores, Inc. (“Guarantor”), as guarantor, dated February 19, 2009 (the “Letter Agreement”), (iii) letter from Landlord to Tenant dated May 5, 2009 (“Letter No. 1”), (iv) First Lease Modification Agreement dated August 27, 2009 (the “First Modification Agreement”), (v) letter from Guarantor to Landlord dated August 27, 2009 (“Letter No. 2”), (vi) Tri-Party Agreement among Landlord ,Tenant and AXA Equitable Life Insurance Co. dated October 8, 2009 (re: generator) (the “Tri-Party Agreement”), (vii) Second Lease Modification Agreement dated Sept. 16, 2010 (the “Second Modification Agreement”), (viii) Third Lease Modification Agreement dated November 14, 2011 (the “Third Modification Agreement”), and (ix) Fourth Lease Modification Agreement dated February 20, 2013 (the “Fourth Modification Agreement”, collectively with the Original Lease, the Guaranty, Letter Agreement, Letter No. 1, the First Modification Agreement, Letter No. 2, the Tri-Party Agreement, the Second Modification Agreement, and the Third Modification Agreement, the “Lease”), pursuant to which Landlord’s Predecessor leased to Tenant and Tenant let from Landlord’s Predecessor (a) 28,210 square feet of Floor Space representing a portion of the second (2nd) floor (the “Third Additional Premises”), (b) approximately 73,554 square feet of Floor Space on the third (3rd) floor (the “Third Floor Demised Premises”), (c) approximately 46,425 square feet of Floor Space on the fourth (4th) floor (the “Fourth Floor Demised Premises”, collectively with the Third Floor Demised Premises, the “Original Premises”), (d) approximately 17,544 square feet of Floor Space representing a portion of the fifth (5th) floor (the “Additional Premises”), and (e) approximately 32,216 square feet of Floor Space representing an additional portion of the fifth (5th) floor (the “Second Additional Premises”, collectively with the Third Additional Premises, the Original Premises, and the Additional Premises, the “Demised Premises”)of the building known as 500 Plaza Drive, Secaucus, New Jersey (the “Building”), as more particularly described therein;

WHEREAS, Landlord has succeeded to all of the right, title and interest of Landlord’s Predecessor in and to the Lease, the Demised Premises and the Building; and

    WHEREAS, Landlord and Tenant desire to further amend and supplement the Lease to (i) provide for an abatement of Fixed Rent, Tenant’s Fraction of Real Estate Taxes and Tenant’s Fraction of Operating Expenses, (ii) provide for a reduction of Fixed Rent, (iii) modify the terms of Tenant’s Termination Right, (iv) modify the terms of Tenant’s first option to extend the Term of the Lease, and (v) amend the Lease in certain other respects, all as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, it is hereby mutually agreed as follows:

1.Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Fifth Lease Modification Agreement and made a part hereof by this reference.

2.Defined Terms. All capitalized terms set forth herein but not otherwise defined shall have the meanings assigned thereto in the Lease. The term "Lease" as used herein and in the Lease shall mean the Lease as amended by this Fifth Lease Modification Agreement.

3.Abatement of Fixed Rent, Tenant’s Fraction of Real Estate Taxes and Tenant’s Fraction of Operating Expenses. Subject to the terms and conditions set forth hereinafter, Tenant’s obligation to pay to Landlord Fixed Rent, Tenant’s Fraction of Real Estate Taxes, and Tenant’s Fraction of Operating Expenses for the period beginning on April 1, 2021 through and including June 30, 2021 (the “Abatement Period”) is hereby abated in its entirety (the amount of Fixed Rent, Tenant’s Fraction of Real Estate Taxes and Tenant’s Fraction of Operating Expenses abated during the Abatement Period, the “Abated Rent”). If, however (i) Tenant has defaulted as a result of ~~i~~ts failure to timely deliver the Letter of Credit Amendment (defined hereinafter) to Landlord by the Letter of Credit Amendment Delivery Date (defined hereinafter) pursuant to the terms of Paragraph 6 hereof and/or pay the Arrears (defined hereinafter) to Landlord by the Arrears Delivery Date (defined hereinafter) pursuant to the terms of Paragraph 7 hereof, (ii) at any time during the period beginning on April 1, 2021 through May 31, 2024, Tenant fails to perform any of its obligations under the Lease (other than the default described in item 3(i)) and such failure continues for a period in excess of ten (10) days following the giving of written notice to Tenant, and/or (iii) assigns or otherwise transfers the Lease, or sublet the Demised Premises or any part thereof, the abatement of Abated Rent during the Abatement Period pursuant to the terms of this Paragraph 3 shall be null and void and of no effect retroactive, as of the Effective Date, all Abated Rent shall be paid upon demand, and in the case of an event described in item (i) above, together with the Late Charge calculated from the dates such payments were original due, and Landlord shall have available to it all remedies set forth in the Lease, under the Guaranty (defined hereinafter) and at law and in equity, all of which are hereby expressly reserved.

4.Reduction of Fixed Rent.

(i)Subject to the terms and conditions hereinafter set forth, for the period beginning on January 1, 2021 through and including May 31, 2024 (the “Initial Fixed Rent Reduction Period”), Fixed Rent due for the Demised Premises leased by Tenant during such period (i.e., the Third Additional Premises, the Original Premises, the Additional Premises, and the Second Additional Premises) is hereby reduced and Tenant shall pay to Landlord an amount at the annual rate of Twenty-Eight and 00/100 Dollars ($28.00) multiplied by the Floor Space of the Demised Premises (i.e. 197,949 square feet). Article 1.01 Q. of the Original Lease shall be deemed so amended.

(ii)In addition to the reduction of Fixed Rent described in Section 4 (i) above, subject to the terms and conditions hereinafter set forth, if Tenant does not exercise Tenant’s Termination Right referenced in Article 1.01 P o f the Original Lease, modified by Paragraph 8 below, for the period beginning on June 1, 2024 through and including May 31, 2029 (the “Additional Fixed Rent Reduction Period”), Fixed Rent due for the Original Premises is hereby reduced and Tenant shall pay to Landlord an amount at the annual rate of Thirty-Four and 29/100 Dollars ($34.29) multiplied by the Floor Space of the Demised Premises (i.e. 119,949 square feet). Article 1.01 Q. of the Original Lease shall be deemed so amended.

(iii)If, however, with respect to the reduction of Fixed Rent due during:

(a)the Initial Fixed Rent Reduction Period, if (x) Tenant has defaulted as a result of its failure to timely deliver Letter of Credit Amendment to Landlord by the Letter of Credit Amendment Delivery Date pursuant to the terms of Paragraph 6 hereof and/or pay the Arrears to Landlord by the Arrears Delivery Date pursuant to the terms of Paragraph 7, and/or (y) at any time during the period beginning on January 1, 2021 through and including May 31, 2024, Tenant fails to perform any of its obligations under the Lease (other than the default described in item 4(iii)(a)(x)) and such failure continues for a period in excess of ten (10) days following the giving of written notice to Tenant, then (1) the reduction of Fixed Rent pursuant to the terms of Section 4 (i) above shall be null and void and of no effect retroactive, as of the Effective Date, and (2) all Fixed Rent abated pursuant to the terms of Section 4(i) above during the period beginning on January 1, 2021 through the date of default, together the Late Charge calculated from the dates such payments were original due shall be due shall be paid upon demand, and Landlord shall have available to it all remedies set forth in the Lease, under the Guaranty and at law and in equity, all of which are hereby expressly reserved;

(b)the Additional Fixed Rent Reduction Period, if (x) deliver the Letter of Credit to Landlord by the Letter of Credit Amendment Delivery Date pursuant to the terms of Paragraph 6 hereof and/or pay the Arrears to Landlord by the Arrears Delivery Date pursuant to the terms of Paragraph 7, and/or (y) at any time during the period beginning on June 1, 2024 through and including May 31, 2029, Tenant fails to perform any of its obligations under the Lease (other than the default described in item 4(iii)(a)(x)) and such failure continues for a period in excess of ten (10) days following the giving of written notice to Tenant, then (1) the reduction of Fixed Rent pursuant to the terms of Section 4 (ii) above shall be null and void and of no effect retroactive, as of the Effective Date, and (2) all Fixed Rent abated pursuant to the terms of Section 4(ii) above during the period beginning on June 1, 2024 through the date of default, together the Late Charge calculated from the dates such payments were original due shall be due shall be paid upon demand and Landlord shall have available to it all remedies set forth in the Lease, under the Guaranty and at law and in equity, all of which are hereby expressly reserved; and

(c)the Initial Fixed Rent Reduction Period and the Additional Fixed Rent Reduction Period, if Tenant assigns or otherwise transfers the Lease, or sublets the Demised Premises or any part thereof, the reduction of Fixed Rent pursuant to the terms of Section 4 (i) and Section 4(ii) above shall be null and void and of no effect retroactive, as of the Effective Date, all Fixed Rent abated prior to the date of default or transfer, as applicable, shall be paid upon demand, and Landlord shall have available to it all remedies set forth in the Lease, under the Guaranty and at law and in equity, all of which are hereby expressly reserved.

5.Unmodified Rent Obligations. Except as set forth in Paragraphs 3, Section 4 (i) and Section 4(ii) above Rent due under the Lease is unmodified and due and payable in accordance with the terms of the Lease, including, without limitation, Tenant’s Fraction of Operating Expenses and Real Estate Taxes.

6.Amendment to the Letter of Credit. As security for the full and faithful payment and performance by Tenant of its obligations under the Lease, Tenant deposited with Landlord Four Hundred Ninety Thousand Nine Hundred Forty Three and 00/100 Dollars ($490,943.00) in the form of an irrevocable Letter of Credit No.: IS000169591U issued by Wells Fargo Bank N.A. (the “Wells Letter of Credit ”) and dated January 27, 2021. No later than the date which is thirty (30) days following the Effective Date (the “Letter of Credit Amendment Delivery Date”), Tenant shall deliver to Landlord an amendment to the Wells Letter of Credit (the “Letter of Credit Amendment”) whereby paragraph number “3” of the Wells Letter of Credit is deleted in its entirety or, if not deleted, revised to read “3. A dated statement issued on the letterhead of the Beneficiary and purportedly signed by an authorized representative stating that Beneficiary is entitled to draw under the Letter of Credit pursuant to the terms of that certain Lease dated March 12, 2009, as amended, between Beneficiary, as landlord, and Applicant, as tenant.” Tenant expressly acknowledges and agrees that if Landlord does not receive the Letter of

Credit Amendment by 5:00 pm EST on the Letter of Credit Delivery Date, the same shall constitute a default by Tenant under the Lease without the need for Landlord to provide notice or cure period.
7.Arrears. After taking into account the reduction of Fixed Rent due for the month of January 2021 pursuant to the terms of Section 4(i) above, as of January 7, 2021 Rent is due under the Lease equals Three Million Four Hundred Sixty Thousand Four Hundred Nineteen and 00/100 Dollars ($3,460,419.00) (the “Original Arrears”) more particularly described on Schedule 1 hereto. Landlord hereby agrees to reduce a portion of the Late Charges included in the Original Arrears by One Hundred Fifty Thousand Eight Hundred Sixty Two and 00/100 Dollars ($150,862.00), whereby the Original Arrears is reduced to equal Three Million Three Hundred Nine Thousand Five Hundred Fifty Seven and 00/100 Dollars ($3,309,557) (the “Original Arrears as reduced, the “Arrears”) No later than the date which is fourteen (14) days following the Effective Date (such date, the “Arrears Delivery Date”), Tenant shall pay the Arrears to Landlord ACH transfer of immediately available funds. Tenant expressly acknowledges and agrees that if Landlord does not receive the Arrears by 5:00 pm EST on the Arrears Delivery Date, the same shall constitute a default by Tenant under the Lease without the need for Landlord to provide notice or cure period.

8.Tenant's Termination Right. Tenant’s Termination Right described in Section 1.01 P. of the Original Lease is hereby modified by increasing the Termination Fee to equal Four Million Forty Thousand Four Hundred Thirty Two and 00/100 Dollars ($4,040,432.00).

9.Option to Extend Term. Tenant’s options to extend the Term of the Lease with respect to Additional Premises, the Second Additional Premises and the Third Additional Premises pursuant to the terms of terms of Paragraph 8 of the First Modification Agreement, Paragraph 9 of the Second Modification Agreement, and Paragraph 9 of the Third Modification Agreement, respectively, is hereby modified to increase the Fixed Rent to be paid by Tenant during the first five (5) year option period to equal an annual rental rate of Thirty Four and 29/100 Dollars ($34.29) multiplied by the square footage of the Floor Space of the Additional Premises, the Second Additional Premises and the Third Additional Premises (77,980 square feet). For purposes of clarification only, Tenant hereby acknowledges and agrees that should Tenant elect to exercise an extension option, Tenant must exercise such option for the Additional Premises, the Second Additional Premises and the Third Additional Premises in its entirety and may not exercise an extension option for less that all of the foregoing.

10.Amendments to the Lease. The Lease is hereby modified by adding the following text as Section
11.09 of the Original Lease: “11.09 Notwithstanding anything in this Lease to the contrary, Tenant shall not enter into, nor shall it permit any person or entity having an interest in the possession, use, occupancy or utilization of any part of the Demised Premises to enter into any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Demised Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) and 512(b)(3) of the Internal Revenue Code, or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Demised Premises.”
11.Insurance. Notwithstanding anything to the contrary set forth in the Lease, all policies and certificates of insurance to be delivered to Landlord by Tenant pursuant to the Lease (other than workers compensation insurance) shall name Landlord as certificate holder in accordance with the terms of the Schedule ~~3~~2 attached hereto and be endorsed to include the parties listed on Schedule 3 attached hereto of Insurance attached hereto and any other and/or replacement parties designed by Landlord as an additional insureds by written notice to Tenant.

12.     Confidentiality. Landlord and Tenant shall keep the existence and the terms of this Fifth Lease Modification Agreement, confidential, and shall not disclose any of same to any person or entity, unless the disclosure to such person or entity has been approved in writing by the other party, which approval may be granted or denied in that party’s reasonable discretion, provided, however, either party may disclose the existence and terms of this Fifth Lease Modification Agreement to any other persons or entities to the extent that such party is compelled by legal process to do so or if the same is generally known to the public. In addition, Landlord and Tenant may also disclose of the existence and/or terms of this Fifth Lease Modification Agreement to a Recipient (defined hereinafter), provided that such Recipient: (i) has a reasonable basis to be informed of the existence and terms of this Fifth Lease Modification Agreement; (ii) is informed by disclosing party of the confidential nature herein; and (iii) agrees in writing to treat the existence and terms of this Fifth Lease Modification Agreement confidentially and in accordance with the terms and conditions of this Paragraph 12. As used herein, “Recipient” means an affiliate, director, officer, employee, principal, shareholder, brokers, appraisers, agents, partners, affiliates, attorneys, accountants, and other professionals, investors, potential and existing financing sources, potential purchasers and successors in interest of the disclosing party, provided that in no event shall “Recipient” include other tenants or occupants of the Building. Landlord and Tenant shall be entitled all rights and remedies available at law and in equity, including without limitation, injunctive relief (without the necessity of posting any bond or other security or proving special damages) in the event of a breach of this Paragraph 12.

13.     Notices. Notwithstanding anything to the contrary in the Lease, all notices, requests, consents, demands and other communications required or permitted to be given, rendered or made by Tenant to Landlord pursuant to the Lease or pursuant to any applicable Legal Requirement, shall be in writing and shall be deemed to have been properly given, rendered or made if sent by a method described in Section 34.01 of the Original Lease, if to Landlord, at the following addresses:

Hancock S-REIT SECA LLC 197 Clarendon Street, C-3 Boston, MA 02116
Attn: Quazi Sadruzzaman

With simultaneous copies to:
John Hancock Insurance Company (U.S.A.) 197 Clarendon Street
Boston, MA 02116
Attention: Jeffrey A Spruill | Managing Director
Mid - Atlantic/ Northeast Regions, US Real Estate Asset Management

and
John Hancock Life Insurance Company (U.S.A.) 197 Clarendon Street, C-3
Boston, Massachusetts 02116
Attn: Senior Managing Director and Chief Counsel, North American Investment Law

And

Marcus Partners, Inc.
301 Merritt 7
Norwalk, CT 06851
Attn: John Busby
Telephone: 201-762-7200 x924
Email: jbusby @marcuspartners.com

14.     S-REIT Compliance. Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of the Lease with respect to monies to be paid to Landlord, if Landlord is advised by its counsel or its accounting firm that all or any portion of the monies paid by Tenant to Landlord under the Lease (i) are, or may be deemed to be, unrelated business income within the meaning of the United States Internal Revenue Code and/or (ii) no longer qualify, or there is risk that any such monies may not qualify, as “rent from real property” under the Internal Revenue Code, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that (a) no such amendment shall result in Tenant having to pay, in the aggregate, more money on account of its occupancy of this Demised Premises under the terms of the Lease, (b) no such amendment shall result in any interference with Tenant’s use and enjoyment of this Demised Premises, (c) no such amendment shall result in any amendment, alteration or impact on Tenant’s non-monetary rights or obligations under the Lease (including, but not limited to, Tenant’s use of this Demised Premises for the use permitted under the Lease), and (d) no such amendment shall result in Tenant receiving less services than it was then entitled to receive under the Lease, or services of a lesser quality. Any services which Landlord is required to furnish pursuant to the provisions of the Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or its property manager or its employees or by one or more third persons hired by Landlord or its property manager. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with Landlord’s property manager or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord hereunder, in form and content approved by Landlord and Tenant, provided however that no such contract shall result in (x) Tenant having to pay, in the aggregate, more money on account of its occupancy of this Demised Premises under the terms of the Lease, (y) any interference with Tenant’s use and enjoyment of this Demised Premises; (z) any amendment, alteration or impact on Tenant’s non-monetary rights or obligations under the Lease (including, but not limited to, Tenant’s use of this Demised Premises for the use permitted under the Lease), and (aa) Tenant, receiving less services than it was then entitled to receive under the Lease, or services of a lesser quality.

15.Ratification. Except as specifically amended and modified by this Fifth Lease Modification Agreement, all other terms of the Lease shall remain in full force and effect and, as hereby amended, are ratified and affirmed.

16.Intentionally Omitted.

17.Authorization. Tenant and Landlord each represents and warrants to the other that its execution and delivery of this Fifth Lease Modification Agreement has been duly authorized by all necessary corporate action and that the person executing this Fifth Lease Modification Agreement on its behalf has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

18.Broker. Tenant and Landlord each covenant, warrant and represent to the other that there were no brokers that were instrumental in consummating this Fifth Lease Modification Agreement other than Landlord’s agent, Jones Lang LaSalle Brokerage, Inc. (the "Broker") and that no conversations or negotiations were had with any broker except the Broker concerning the subject matter set forth herein. Each representing party hereby agrees to indemnify and hold the other party harmless from and against any and all claims including but not limited to claims for brokerage commissions or finder's fees by other brokers, liabilities, suits, costs and expenses including but not limited to reasonable attorneys' fees and disbursements arising out of any inaccuracy of the above representation by such party. Landlord agrees to pay the Broker a commission arising out of this Fifth Lease Modification Agreement pursuant to separate agreement between Landlord and Broker. The terms of this Paragraph 18 shall survive the expiration or sooner termination of the Lease.
19.Counterparts. This Fifth Lease Modification Agreement may be executed in multiple counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called "pdf" format shall be legal and binding and shall have the same full force and effect as if an original of this Fifth Lease Modification Agreement had been delivered. Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic or signed using Docu-sign) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Fifth Lease Modification Agreement based on the foregoing forms of signature.

20.Miscellaneous. This Fifth Lease Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. In the event of a conflict between the terms of the Lease and this Fifth Lease Modification Agreement, the terms of this Fifth Lease Modification Agreement shall govern. This Fifth Lease Modification Agreement may not be changed or terminated orally but only by an agreement in writing signed by Landlord and Tenant. This Fifth Lease Modification Agreement shall not be binding upon either Landlord or Tenant or both, as the case may be, unless and until this Fifth Lease Modification Agreement is fully executed, acknowledged and delivered by Landlord to Tenant. If either Landlord or Tenant commences an action or other proceeding pertaining to this Fifth Lease Modification Agreement, the prevailing party shall recover from the non-prevailing party its reasonable costs, including, without limitation, reasonable attorneys’ fees incurred by the prevailing party in connection with such action or proceeding. Landlord and Tenant acknowledge and agree that this Fifth Lease Modification Agreement was negotiated by Landlord and Tenant, that this Fifth Lease Modification Agreement shall be interpreted as if it were drafted jointly by Landlord and Tenant, and that neither this Fifth Lease Modification Agreement, nor any provision within it shall be construed against any party or its attorney because it was drafted in full or in part by either Landlord or Tenant, or their respective attorneys. This Fifth Lease Modification Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. If any term, covenant or condition of this Fifth Lease Modification Agreement is held to be invalid, illegal or unenforceable in any respect, this Fifth Lease Modification Agreement shall be construed without such provision.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE(S)]
IN WITNESS WHEREOF, the parties hereto have executed this Fifth Lease Modification Agreement as of the day and year first hereinabove written.

Guarantor acknowledges and accepts the execution of this Fifth Lease Modification Agreement by Landlord and Tenant. Guarantor hereby reaffirms its obligations under the Guaranty and agrees and acknowledges that the obligations of the Guarantor under that certain Guaranty dated March 12,2009, as amended and/or supplemented (the "Guaranty"), extends to and includes the obligations of Tenant under the Fifth Lease Modification Agreement. Guarantor hereby acknowledges and agrees that electronic signature, facsimile signature or signature transmitted by electronic mail in so-called "pdf" format shall be legal and binding and shall have the same full force and effect as if an original of Guarantor’s signature had been delivered. Further Guarantor (i) intends to be bound by the signature (whether original, faxed or electronic or signed using Docu-sign) on any document sent by facsimile or electronic mail, (ii) are aware that Landlord will rely on such signature, and (iii) hereby waive any defenses to the enforcement of the terms of set forth above based on the foregoing forms of signature.

WITNESS: /s/ Jared Shure Name: Jared Shure	The Children’s Place Retail Stores, Inc. By: /s/ Robert Helm Name: Robert Helm Title: SVP Finance and Inventory Mgmt Dated:__1/29/21__________________
SCHEDULE 1 ARREARS

SCHEDULE 2
CERTIFICATE HOLDER/ADDITIONAL INSUREDS

Certificate Holder:

Hancock S-REIT SECA LLC c/o Marcus Partners
301 Merritt 7
Norwalk, CT 06851

Additional Insureds:

1.Manulife US REIT, and its affiliates and/or subsidiaries
2.Hancock S-REIT SECA Corp.
•Hancock Capital Investment Management, LLC
•S-REIT Manager US Corp.
•John Hancock Life Insurance Company (U.S.A.)
•Marcus Partners CT Management, LLC